Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), delivered September 28, 2018, confirms the following understandings and agreements between Innoviva, Inc. (the “Company”) and George B. Abercrombie (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.                                      Opportunity for Review; Acceptance.

(a)                                 You have until October 20, 2018 (the “Review Period”) to review and consider this Agreement.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Geoffrey L. Hulme (the “Company Representative”), Principal Executive Officer, 2000 Sierra Point Parkway Suite 500, Brisbane, CA 94005, by email (geoffrey.hulme@inva.com) or by a recognized national overnight courier service to the address specified above.  You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced.

(b)                                 Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, as specified above.  To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Pacific Time on the seventh (7th) calendar day following your execution of this Agreement.  Provided that this Agreement is executed during the Review Period and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”).  In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Company Group (as defined below) will have any obligations hereunder.  In the event that you revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2.                                      Employment Status; Accrued Benefits; Separation Benefits.

(a)                                 Employment Status.  You acknowledge and agree that your employment with the Company and its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”), will terminate effective as of the close of business on September 26, 2018 (the “Separation Date”), and after the Separation Date, you will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group.  You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.  You agree that within five (5) business days following the Effective Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, Twitter or LinkedIn) to reflect that you are no longer actively employed by or affiliated with the Company.

(b)                                 Accrued Benefits.  The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all employee benefit plans and programs or arrangements sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein.  You will be paid for (i) all of your earned but unpaid salary through the Separation Date on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date, or earlier to the extent otherwise required by applicable law, (ii) your accrued but unused vacation as of the Separation Date to the extent required by the Company’s policies, and (iii) any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures prior to the Separation Date.  In addition, your medical and health benefits will continue until September 30, 2018 and thereafter you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.

(c)                                  Separation Benefits.  In consideration of your release and waiver of claims set forth in paragraph 3 below, and subject to your execution, delivery and non-revocation of this Agreement and continued compliance with this Agreement, including but not limited to paragraph 11 hereof, the Company will provide you with the following separation benefits (collectively, the “Consideration”):

(1)                                 A lump-sum cash payment in an amount equal to $584,717, payable on the first regularly scheduled payroll date following the Effective Date, which amount represents 100% of your annual base salary ($438,538) plus a pro-rata bonus for 2018 based on the number of full months of employment completed in 2018 ($146,179); and

(2)                                 A lump-sum cash payment in an amount equal to $19,324, payable on the first regularly scheduled payroll date following the Effective Date.

(d)                                 Deferral of Payments.  Notwithstanding the foregoing, in the event that any amount would otherwise have been payable as a result of subparagraph (c) above prior to the Effective Date, such amount shall not be paid until the first regular payroll date following the Effective Date.

(e)                                  2018 Annual Bonus.  By signing below, you acknowledge and agree that you will not be entitled to any bonus payment in respect of the 2018 calendar year or otherwise.

(f)                                   Unvested Equity Awards.  As of the Separation Date, all unvested equity and equity-based awards in respect of the Company’s common stock held by you will expire and automatically be forfeited.

(g)                                  Full Discharge.  You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the letter agreement between you and the Company, dated May 30, 2014, as amended, the Company’s 2009 Severance Plan and Change in Control Severance Plan, in either case as amended and/or restated, any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).

(h)                                 Taxes.  Amounts and benefits provided hereunder, including without limitation the Consideration, are subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

3.                                      Release and Waiver of Claims.

(a)                                 As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)                                 For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, members, stockholders (including any management company of a stockholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave

Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c)                                  You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts.  Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release, including any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state, to the extent applicable), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(d)                                 You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

(e)                                  Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment of amounts under this Agreement, (ii) any claims that cannot be waived by law, (iii) your right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws, the Indemnification Agreement between you and the Company, or otherwise, (iv) any rights or claims under the ADEA that may arise after the date that you execute this Agreement, (v) your rights as a stockholder of the Company in respect of vested capital stock held by you as of immediately prior to the Separation Date or (vi) your right to unemployment insurance benefits (application for which shall not be contested by the Company).

(f)                                   You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(g)                                  You acknowledge and agree that as of the date of this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

4.                                      Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)                                 are able to read the language, and understand the meaning and effect, of this Agreement;

(b)                                 have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)                                  are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)                                 acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)                                  had or could have the entire Review Period in which to review and consider this Agreement and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)                                   understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g)                                  have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h)                                 were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i)                                     have signed this Agreement knowingly and voluntarily.

5.                                      No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.  This paragraph 5 shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to your employment with the Company or any member of the Company Group, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Consideration will control as the exclusive remedy and full settlement of all such claims by you.

6.                                      Company Release.  The Company voluntarily and irrevocably releases and discharges you and your executors and administrators generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or services for the Company, known or unknown, which the Company has, claims to have, ever had, or ever claimed to have had against you through the date upon which you execute this Agreement.  The Company agrees to waive the provisions of Section 1542 of the Civil Code of the State of California, which is set forth in full in Section 3(c) hereof, in connection with this general release of claims.  This general release of claims includes, without implication of limitation, all claims related to your services or termination as a director, officer, employee, agent, or fiduciary of the Company or your activities on behalf of the Company in any such capacity; provided, however, that this general release of claims excludes any acts or omissions that would be excluded from exculpation under Section 102(b)(7) of the Delaware General Corporation Law.

7.                                      Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8.                                      Severability; Third-Party Beneficiaries.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.  You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in paragraph 3 above, with full rights to enforce this Agreement and the matters documented herein.

9.                                      Non-Disparagement.  You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, employees, members, stockholders (including any management company of a stockholder), or affiliates in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.  Your obligations under this paragraph 9 extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites including, but not limited to, Facebook, Twitter or LinkedIn.  The Company will not, and will instruct its officers, directors and its investor relations personnel not to make any disparaging statements concerning you or your performance as an executive officer of the Company.  This paragraph 9 shall not prevent the truthful testimony by any individual or entity in a legal proceeding or pursuant to a governmental, administrative or regulatory investigation.

10.                               Cooperation.

(a)                                 You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph 10(a).

(b)                                 You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or his successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph 10(b).

11.                               Affirmation of Continuing Obligations.  You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (the “Restrictive Covenants”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements.  You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in paragraph 2 above and upon any breach of the Restrictive Covenants, the Company shall be entitled to an immediate refund of any Consideration already received by you.

12.                               Confidentiality.  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if required by law, and to your accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement.

13.                               Return of Property.

(a)                                 With respect to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company Group and all

Company Group-owned or produced cell phones, Blackberries, iPhones or other mobile device, keys, credit cards, identification cards or badges, access cards, employee handbooks, laptops, computers or other office equipment, computer user names and passwords, disks, data files, thumb drives, and/or voicemail codes (collectively “Proprietary Materials”) in your possession that are in physical or hard copy form, the Company will provide a messenger service to collect all such Proprietary Materials from your home office in Chapel Hill, North Carolina, and you agree to cooperate with the Company and such messenger service in the collection of all such Proprietary Materials.

(b)                                 With respect to all Proprietary Materials that are in your possession that are in digital or electronic form, you agree to, promptly following the date hereof, send such Proprietary Materials to the Company Representative by email to an email address to be provided by the Company to you promptly following the date hereof or by such other means as may be agreed to by you and the Company; provided, that you shall not be required to send emails that are in your Company issued email account.  After such digital or electronic Proprietary Materials are provided to the Company, you agree to use reasonable efforts to promptly and permanently remove, delete and otherwise relinquish your possession and control of such Proprietary Materials.

(c)                                  If you discover after the Separation Date that you have retained any Proprietary Materials, you will not be in breach of this paragraph 13 if, immediately upon discovery, you send an email to the Company Representative to inform the Company of the nature and location of the Proprietary Materials that you have retained so that the Company may arrange to remove, recover, and/or collect such information and you thereafter assist with such removal.

(d)                                 You further acknowledge and agree that the Company shall have no obligation to provide the Consideration described in paragraph 2 above in the event that you fail to satisfy your obligations pursuant to this paragraph 13 prior to the applicable payment date.

14.                               Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.  Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

15.                               Entire Agreement.  This Agreement and the Restrictive Covenants constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement and the Restrictive Covenants supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants.

16.                               Attorneys’ Fees and Costs.  You hereby acknowledge and agree that Company Parties are entitled to recover from you all reasonable attorneys’ fees and costs associated with their efforts to enforce this Agreement or the Restrictive Covenants and/or to recover damages for a breach of this Agreement or the Restrictive Covenants by you, and/or which are incurred by the Company Parties as a result of a breach of this Agreement or the Restrictive Covenants by you.

17.                               Governing Law; Jurisdiction; Arbitration.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SAN FRANCISCO, CALIFORNIA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS, AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.  ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR.  THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES.  IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES.  THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE SAN FRANCISCO, CALIFORNIA.  THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY.  THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES.  ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.

18.                               Construction.  The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party, including, but not limited to Section 1654 of the California Civil Code, shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

19.                               Section 409A.  Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result.  For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.  In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

20.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

INNOVIVA, INC.

By:	/s/ Geoffrey L. Hulme
Geoffrey L. Hulme
Principal Executive Officer

GEORGE B. ABERCROMBIE

/s/ George B. Abercrombie
George B. Abercrombie

Dated: October 1, 2018

[Signature Page to G. Abercrombie Separation Agreement]